AMENDED AND RESTATED GUARANTY

ALL INDEBTEDNESS EVIDENCED BY THIS GUARANTY IS SUBORDINATED TO OTHER INDEBTEDNESS PURSUANT TO, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF, THE SUBORDINATION AGREEMENT, DATED AS OF JUNE 21, 2010 (THE "SUBORDINATION AGREEMENT"), AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, BY AND AMONG VALUEACT, THE COMPANY, TRINAD CAPITAL MASTER FUND, LTD. AND THE GUARANTOR.

This Amended and Restated Guaranty (this “Guaranty”) is given as of June 21, 2010, by NEUMEDIA, INC. formerly known as Mandalay Media, Inc., a Delaware corporation (the “Guarantor”) to VALUEACT SMALLCAP MASTER FUND, L.P. (“ValueAct”).

WHEREAS, Twistbox Entertainment, Inc. (the “Company”) is indebted to ValueAct in the principal amount of $3,500,000 pursuant to an Amended and Restated Senior Subordinated Secured Note due June 21, 2013, dated June 21, 2010, (as amended, supplemented or otherwise modified from time to time, the “Note”);

WHEREAS, the Guarantor has agreed to guarantee all the obligations of the Company under the Note in the terms and conditions set forth in this Guaranty; and

WHEREAS, this Guaranty amends and restates that certain Guaranty, given as of February 12, 2008, by the Guarantor to ValueAct, as the same may have been amended, supplemented or otherwise modified from time to time prior to the date hereof (the “Original Guaranty”).

NOW, THEREFORE, the Guarantor, in consideration of the foregoing, agrees as follows. Capitalized terms used but not defined herein shall have the meanings set forth in that certain Amended and Restated Guarantee and Security Agreement, dated as of June 21, 2010, by and among the Company, the Guarantor, the subsidiaries party thereto and ValueAct, as collateral agent (as the same may be amended, supplemented or otherwise modified from time to time, and together with all other documents, agreements and instruments executed in connection therewith, the “Guarantee and Security Agreement”).

1.          Guaranty. Subject to the other terms and the limitations contained in this Guaranty, the Guarantor does hereby guarantee to ValueAct the payment by the Company of principal plus all accrued but unpaid interest (the “Guaranteed Amount”) under the Note in accordance in all material respects with the terms, conditions and limitations contained in the Note (the “Obligations”). In the event of a default in payment of the Obligations by the Company under the Note, upon receipt of written notice of such default from ValueAct (which notice shall specify the nature of such default and any dispute between ValueAct and the Company with respect thereto), the Guarantor shall forthwith pay the same, provided, however, that the Guarantor may (or may cause the Company) to cure such default within a period of 5 business days after the date on which written notice specifying such default shall have been given by ValueAct to the Guarantor. The Guarantor’s obligations under this Guaranty shall be subject to the limitation that in no event shall the Guarantor be required to expend more than the Guaranteed Amount in the performance of its obligations under this Guaranty and in no event shall the Guarantor be required to expend any amount with respect to fees, costs, expenses or other amounts.

2.          Scope and Duration of Guaranty. Subject to the limitations set forth herein, this Guaranty shall continue in full force and effect until the Company or the Guarantor shall have satisfactorily performed or fully discharged the Obligations. Further, this Guaranty (a) shall remain in full force and effect without regard to, and shall not be affected or impaired by any invalidity, irregularity or unenforceability in whole or in part of this Guaranty, and (b) shall be discharged only by complete performance of the undertakings contained herein (subject to the limitations set forth herein); provided, that the Guarantor shall have the full benefit of all defenses, setoffs, counterclaims, reductions, diminution or limitations of any Obligations available to the Company pursuant to or arising from the Note or otherwise.

3.          Waivers and Acknowledgments.  The Guarantor hereby unconditionally and irrevocably waives:

(a)         promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Guaranty and any requirement that any Investors protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Grantor or any other Person;

(b)         any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future;

(c)         (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Investors that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against any of the other Grantors, any other guarantor or any other Person, and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Guarantor hereunder;

(d)         any duty on the part of any Investors to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Grantor or any of its Subsidiaries now or hereafter known by such Investors; and

(e)         the Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Note and the Guaranty and Security Agreement and that the waivers set forth in this Section 3 and Section 4 are knowingly made in contemplation of such benefits.

4.          Guarantee Absolute.   The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Note and the Guaranty and Security Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Collateral Agent or any Investors with respect thereto.  The Obligations of the Guarantor under or in respect of this Guaranty are independent of the Obligations or any other obligations of any other Grantor under or in respect of the Note and the Guaranty and Security Agreement, and a separate action or actions may be brought and prosecuted against each Grantor to enforce this Guarantee, irrespective of whether any action is brought against the Company or any other Grantor or whether the Company or any other Grantor is joined in any such action or actions.  The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)         any lack of validity or enforceability of the Note, the Guaranty and Security Agreement or any agreement or instrument relating thereto;

(b)         any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other obligations of any other Grantor under or in respect of the Note or the Guaranty and Security Agreement, or any other amendment or waiver of or any consent to departure from the Note or the Guaranty and Security Agreement, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to any Grantor or any of its Subsidiaries or otherwise;

(c)         any taking, release or amendment or waiver of, or consent to departure from, any other guarantee, for all or any of the Obligations it being understood that any such amendment, waiver or consent shall be applicable to the Obligations;

(d)         any change, restructuring or termination of the corporate structure or existence of any Grantor or any of its Subsidiaries;

(e)         any failure of any Investors to disclose to any Grantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Grantor now or hereafter known to such Investors (each Subsidiary Guarantor waiving any duty on the part of the Investors to disclose such information);

(f)          the failure of any other Person to execute or deliver this Guaranty, any supplement or any other guarantee or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Obligations; or

(g)         any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Investors that might otherwise constitute a defense available to, or a discharge of, any Grantor or any other guarantor or surety, in each case other than payment in full of the Obligations (other than contingent indemnification obligations).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Investors or any other Person upon the insolvency, bankruptcy or reorganization of the Guarantor or any other Grantor or otherwise, all as though such payment had not been made.

5.          Subrogation. The Guarantor hereby agrees that until the payment and discharge in full and/or waiver of performance of the Obligations, it shall not exercise any right or remedy arising by reason of the performance of any of its obligations under this Guaranty, whether by subrogation or otherwise, against the Company.

6.          Transfer of Guaranty. Upon written notice to the Guarantor, ValueAct may transfer its rights under this Guaranty to any party to whom it sells, transfers or otherwise disposes of all or any part of the Note.

7.          Security.  This Guaranty is secured pursuant to the Guarantee and Security Agreement.

8.          Reaffirmation of Guaranty.   The Guarantor hereby (i) acknowledges receipt of a copy of the Note; (ii) consents to the execution and delivery thereof by the Company; (iii) agrees to be bound thereby; (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guarantee of the obligations of the Company to ValueAct pursuant to the Note, and (v) reaffirms that the guarantee of the Note is and shall continue to remain in full force and effect.

9.          Covenants.

(a)         The Guarantor shall, at all times, own, beneficially and of record, 100% of all of the Equity Interests of the Company.

(b)         For as long as the Note remains outstanding, the Investor shall have the right, but not the obligation, to designate one individual reasonably acceptable to the Guarantor to serve as an observer (the “Observer”) who shall be entitled to attend all meetings of each of the boards of directors of the Guarantor, the Company, or any Subsidiary (each, a “Board”), and any committee thereof in a nonvoting, observer capacity, and to receive (on a concurrent basis) copies of all notices, minutes, consents and other materials that the Guarantor provides to its directors; provided, however, that the Observer shall execute a confidentiality agreement, reasonably satisfactory to the Guarantor, with respect to the information to be provided or the matters to be discussed at any meeting of the Board. Notwithstanding the foregoing, the Guarantor reserves the right to withhold any information and exclude such Observer from any meeting of the Board, or any portion thereof, if access to such information or attendance at such meeting could (based on the advice of the Guarantor’s counsel) adversely affect the attorney-client privilege with respect to any matters to be discussed or any matters included in the information to be distributed.  The Guarantor hereby approves Ms. Allison Bennington and Mr. Jimmy Price to serve as an Observer.

(c)         Until all principal and interest and any other amounts due and payable under the Note have been paid in full in cash, the Guarantor shall not, and shall not permit any Subsidiary to, without the prior written approval of the Investor holding a majority in principal amount of the Notes:

(i)          Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except

(A)        the senior notes issued by the Guarantor, dated June 21, 2010, in the amount of $1,500,000 and $1,000,000, respectively (the “NeuMedia Notes”), and guarantees thereof by the Grantors; provided that the aggregate outstanding principal amount (and the guaranteed amount permitted under this Section 9(c)(i)(A)) of the NeuMedia Notes shall not exceed $2,500,000;

(B)         Indebtedness under the Note, this Guaranty, the Guarantee and Security Agreement and the guarantee given by AMV Holding Limited and the debenture securing such guarantee each dated August 23, 2008; and

(C)         unsecured Indebtedness, provided the Indebtedness is expressly subordinate in right of payment to the Note on terms acceptable to ValueAct.

“Indebtedness” means (i) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services (but excluding trade accounts payable in the ordinary course of business not overdue for more than sixty (60) days), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases or letters of credit, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, and (vi) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto.

(ii)         Affiliate Transaction.  Excluding (x) the transactions with Affiliates as of the date hereof and as set forth on Exhibit A1 hereto (each, an “Existing Affiliate Transaction”) and (y) transactions between or among the Company, the Guarantor and its Subsidiaries, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate (each, an “Affiliate Transaction”), unless

1 Pending review of exhibit.

(A)        the Affiliate Transaction is in the ordinary course of and pursuant to the reasonable requirements of the Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Guarantor or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate; and

(I)          if the Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration less than or equal to $250,000, the Guarantor shall deliver to the Investor a resolution of the Board of Directors of the Guarantor set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Guarantor; and

(II)         if the Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration greater than $250,000, the Guarantor shall either deliver to the Investor an opinion as to the fairness to the Guarantor of such Affiliate Transaction from financial point of view issued by an accounting, appraisal or investment banking firm of national standing or shall receive the Investor’s affirmative written consent.

For the avoidance of doubt, neither this covenant nor any other shall prohibit or restrict any distribution of any cash between any direct or indirect wholly-owned subsidiaries of the Guarantor or to the Guarantor from any direct or indirect wholly-owned subsidiary of the Guarantor.

(iii)        Dividends. Declare or make, or agree to declare or make, directly or indirectly, any dividends on any Equity Interests or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any Equity Interests, except repurchases of equity incentive grants issued to employees, officers, directors and agents of the Guarantor and its Subsidiaries in the ordinary course of business, provided that such repurchases shall not exceed $150,000 in any twelve (12) month period.

(iv)        Subsidiaries. Create, own or acquire any Subsidiary (other than any Subsidiary owned as of the date hereof), except that the Guarantor and its wholly-owned subsidiaries may create or own wholly-owned Subsidiaries, provided that any such Subsidiary created or owned in reliance of this Section 9(c)(iv) shall execute a joinder to the Guarantee and Security Agreement in form and substance satisfactory to the Investor in its sole discretion.

(v)         Management. Pay any compensation (including, without limitation, base salary, bonus and benefits), management fees or other payments of any kind to Rob Ellin and/or Trinad Capital Management, LLC or any of its affiliates in  the aggregate in any twelve (12) month period in excess of $360,000 provided however that the Guarantor may only make cash payments thereon up to $180,000 in any such twelve (12) month period and any amounts not paid in cash shall be deferred until the Note is paid in full; provided further that all or part of the deferred portion may be paid in kind by issuance of Guarantor common stock on such terms as may be approved by the disinterested directors of the Guarantor’s Board of Directors (which shall, for such purposes, not include Rob Ellin, Peter Guber and Paul Schaeffer).

(vi)        Stock Issuance.  Issue or sell any Equity Interests (as defined under the Guarantee and Security Agreement), or rights to acquire any Equity Interest, other than Equity Interests that have no cash dividend or payment to be made for as long as the Note remains outstanding.

(vii)       Prepayment of the Note.  In accordance with Section 1(d) of the letter agreement dated as of June 21, 2010, by and among ValueAct, the Guarantor, the Lead Participating Investors party thereto, Jonathan Cresswell and Nathaniel MacLeitch (the “Letter Agreement”), if and to the extent that, the Guarantor or any other Obligor (as defined in the Subordination Agreement) receives cash proceeds from the sale of the Assets (as defined in the Letter Agreement) pursuant to Section 1(d)(x) of the Letter Agreement, the Guarantor or such Obligor shall promptly remit (and the First Lien Agent and the First Lien Creditors (each as defined in the Subordination Agreement) consent to such remittance) such cash sales proceeds to Investor to pay in cash the obligations then outstanding under the Note.

10.        Miscellaneous.

10.1      Limitation. The Guarantor’s obligations under this Guaranty are to pay the Obligations of the Company under the Note (subject to the limitations set forth in this Guaranty) and no others. In no event shall the Guarantor be liable for any damages, direct or indirect, consequential, punitive or otherwise, as a result of the Company’s failure to perform any of its obligations under the Note. The Guarantor’s liability shall be limited solely to actual and direct damages determined by a court of competent jurisdiction in a proceeding not subject to further appeal to have arisen primarily and directly as a result of the Guarantor’s failure to perform its obligations under this Guaranty.

10.2      Governing Law. This Guaranty is to be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules.

10.3      Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

Guarantor:

NeuMedia, Inc.
2121 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: James Lefkowitz

with a copy to:

Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA  90064
Attention: Richard J. Maire, Jr., Esq.

ValueAct:

435 Pacific Avenue, 4th Fl.
San Francisco, CA 94133
Attention: Allison Bennington

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Valerie Radwaner, Esq.

Either the Guarantor or ValueAct may change its address for notices and other communications hereunder by notice to the other. Each such notice or other communication shall for all purposes of this Guaranty be treated as effective or having been given (i) when delivered if delivered personally, (ii) if sent by registered or certified mail, at the earlier of its receipt or three business days after registration or certification thereof, (iii) if sent by overnight courier, on the next business day after the same has been deposited with a nationally recognized courier service for next day delivery, or (iv) when sent by confirmed facsimile, on the day sent (if a business day) if sent during normal business hours of the recipient, and if not, then on the next business day.

10.4      Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall be effective absent the written agreement of the Guarantor and ValueAct.

10.5      Headings. Section and subsection headings contained in this Guaranty are inserted for convenience of reference only, shall not be deemed to be a part of this Guaranty for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

10.6      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Guaranty and ValueAct has executed its acceptance of this Guaranty effective as of the date first written above.

NEUMEDIA, INC. formerly known as Mandalay Media, Inc.

By:
Name: [ ]
Title: [ ]

Accepted:

VALUEACT SMALLCAP MASTER FUND, L.P.,
By VA Smallcap Partners, LLC, its General Partner

By:
Name: [ ]
Title: [ ]

[Signature Page to the Amended and Restated Guaranty]

EXHIBIT A

Existing Affiliate Transactions

-	Trinad management agreement - $90,000 per quarter through September 2011;

-	Trinad – rental sublet of Century City office – month to month – presently at $5,000 per month; and

-	Berkshire holdings - rental of Sherman Oaks office premises - $21,000 per month through July 15, 2010.